Exhibit 10.1

RESIGNATION AND GENERAL RELEASE AGREEMENT

This RESIGNATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Catherine A. Ricks (“Ricks”) and Embrex, Inc. (“Embrex” or the “Company”).

Ricks resigned from her current positions as Corporate Officer and Vice President, Research & Development with Embrex effective March 10, 2006. Notwithstanding the foregoing, Ricks’ employment is not being terminated in connection with her resignation inasmuch as she will continue to be employed by the Company, albeit on a limited, part-time basis. Ricks is not entitled by any written or oral agreement to any severance or separation benefits if she resigns her current position with the Company. Nevertheless, Ricks desires and Embrex is willing to provide the benefits described herein in exchange for Ricks’ entering into this Agreement.

Ricks represents that she has carefully read the entire Agreement, understands its consequences, and voluntarily enters into it.

NOW, THEREFORE, in consideration of the above and the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Ricks and the Company agree as follows:

1. RESIGNATION. Ricks has tendered, and Embrex has accepted, her resignation from her current positions as Corporate Officer and Vice President, Research & Development with Embrex to be effective on March 10, 2006 (the “Resignation Date”).

2. RESIGNATION BENEFITS. In consideration of the release and other promises contained herein, the adequacy of which Ricks hereby acknowledges, Embrex shall pay resignation benefits as follows: (i) on September 29, 2006, Embrex shall pay Ricks One Hundred Thousand Dollars ($100,000.00), less required withholdings; and (ii) on or before the last day of each month, commencing on October 31, 2006, and ending on July 31, 2007, Embrex shall pay Ricks Sixteen Thousand Six Hundred and Sixty-Six Dollars and Sixty-Seven Cents ($16,666.67) per month, less required withholdings. As of and after the Resignation Date, Ricks shall not be entitled to participate in any employee benefit plans or programs, bonus plans, or incentive plans not otherwise offered to other similarly situated part-time employees. Nothing in this Agreement shall be deemed to limit Ricks’ continuation coverage rights under COBRA or Ricks’ vested rights, if any, under the 401(k) plan or other plans, and the terms of those plans shall govern.

3. RELEASE FROM EMPLOYMENT AGREEMENT OBLIGATIONS. Ricks hereby agrees to release the Company from any and all obligations it may have under the following agreements previously entered into by and between the parties: (i) an Employment Agreement dated November 13, 1989; (ii) an Amendment to Employment Agreement dated May 16, 1996; and (iii) Change in Control Severance Agreement dated May 21, 1996.

4. RELEASE OF CLAIMS. RICKS, ON BEHALF OF HERSELF, HER FAMILY MEMBERS, HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES, HEREBY RELEASES EMBREX, ITS PAST, PRESENT AND FUTURE SUBSIDIARIES AND AFFILIATES, AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) (“RELEASEES”) FROM ALL KNOWN OR UNKNOWN CLAIMS FOR RELIEF, INCLUDING, BUT NOT LIMITED TO, COMPENSATION, BONUSES, VACATION PAY OR PAID TIME OFF, COMPENSATORY DAMAGES, PUNITIVE DAMAGES, INJUNCTIVE RELIEF, ATTORNEYS’ FEES AND COSTS AND WAIVES ALL RIGHTS SHE MAY HAVE OR CLAIM TO HAVE RELATING TO HER EMPLOYMENT WITH EMBREX, ITS SUBSIDIARIES AND AFFILIATES, OR

RESIGNATION THEREFROM, arising from events that have occurred up to the date she executes this Agreement including but not limited to claims, whether previously known or unknown or later discovered, for: (i) discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age, sex, national origin, race, religion, disability, veteran status or other protected class discrimination or harassment or retaliation for protected activity; including; but not limited to claims under the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and any similar federal, state, and local laws; (ii) for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), Fair Labor Standards Act of 1934 (FLSA), as amended, and similar federal, state, and local laws; (iii) under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law); or (iv) attorneys’ fees. Provided, however, that this Section 4 shall not apply to any claim for Workers’ Compensation or Unemployment Compensation benefits or to any claim arising out of the rights, duties and obligations set forth in this Agreement. For the purpose of implementing a full and complete release and discharge, Ricks expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims that she does not know or suspect to exist in her favor at the time of execution hereof, and that this Agreement contemplated the extinguishment of any such claim or claims.

The Company releases Ricks from all known or unknown claims for relief which it may have or claim to have relating to her employment with the Company arising from events that have occurred up to the date that this Agreement is executed; provided, however, that this release shall not apply to the Company’s rights or Rick’s obligations under any previously executed confidentiality, proprietary information, secrecy or non-competition agreements or to any claim arising out of the rights, duties or obligations set forth in this Agreement.

5. COVENANT NOT TO SUE. Ricks will not sue Releasees on any matters relating to her employment arising before the execution of this Agreement, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this Section 5 will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, claims for workers’ compensation or unemployment benefits referenced in Section 4 above, or where otherwise prohibited by law. If Ricks does not abide by this Section 5, then (i) she will return all monies received under this Agreement and indemnify Releasees for all expenses they incur in defending the action, and (ii) Releasees will be relieved of its obligations hereunder.

6. VALUE OF BENEFITS. Ricks acknowledges that the benefits she will receive under this Agreement are of significant value to her, which she would not be entitled to receive if she did not sign this Agreement.

7. REVIEW PERIOD. This Agreement, including the Release language contained in Sections 4 and 5 herein, was hand delivered to Ricks on March 8, 2006 (the “Notification Date”). Ricks understands that Embrex desires that she have adequate time and opportunity to review and understand the consequences of entering into this Agreement. Accordingly, Ricks understands that she has the right and Embrex encourages Ricks: (i) to consult with an attorney prior to executing this Agreement; and (ii) that she has twenty-one (21) days from the Notification Date within which to consider signing it. The parties agree that any changes to the Agreement made after the Notification Date, whether material or immaterial, do not restart the running of the 21-day period. In the event that Ricks does not return an executed copy of the Agreement to Embrex by March 30, 2006, she understands that she will not be entitled to the benefits described in Section 2 above, and this Agreement will be null and void. This Agreement may not be executed by Ricks prior to her Resignation Date.

8. REVOCATION. Ricks understands that she may revoke the Agreement during the seven (7) day period immediately following its execution. The Agreement will not become effective or enforceable until the revocation period has expired. To revoke the Agreement, a written notice of revocation must be delivered to Embrex, Inc. addressed to: Randall L. Marcuson, President & CEO, Embrex, Inc., 1040 Swabia Court, Durham, NC 27703.

9. DISCLAIMER OF LIABILITY. Ricks acknowledges that this Agreement is intended to avoid all litigation relating to Ricks’ employment with Embrex and the resignation described above; therefore, it is not to be considered as Embrex’s admission of any liability — liability that Embrex denies.

10. COMPANY INFORMATION AND PROPERTY. Ricks shall not at any time after the Resignation Date disclose, use or aid third parties in obtaining or using any confidential or proprietary Embrex information. Confidential or proprietary information is information relating to Embrex or any aspect of its business that is not generally available to the public, Embrex’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge. Nothing in this Agreement shall relieve Ricks from any obligations under any previously executed confidentiality, proprietary information, secrecy or non-competition agreements. Ricks agrees and acknowledges that any previously executed confidentiality, proprietary information, secrecy or non-competition agreements are in full force and effect and will continue to be in full force and effect after the Resignation Date, she represents that she has remained in compliance with the provisions of these agreements, and she agrees that she shall continue to comply with such provisions in all respects after the Resignation Date.

All records, files or other materials maintained by or under the control, custody or possession of Embrex or its agents in their capacity as such shall be and remain Embrex’s property. Upon Embrex’s request, Ricks shall: (i) return all Embrex’s property (including, but not limited to, computer hardware and software, records, files and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof, company manuals, credit cards and keys), which she received in connection with her employment; (ii) bring all such records, files, and other materials up to date before returning them; and (iii) fully cooperate with Embrex in winding up her work and transferring that work to those individuals designated by Embrex.

11. STIPULATION. Ricks acknowledges, agrees and hereby stipulates to the following facts: (i) during her employment with the Company, Ricks was allowed to take all leave and afforded all other rights to which she was entitled under the Family and Medical Leave Act (FMLA); and (ii) the Company has not in any way interfered with, restrained or denied Ricks’ exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against her for exercising (or attempting to exercise) any such rights.

12. NON-DISPARAGEMENT AND NON-INTERFERENCE. During the Restricted Period, as defined in Section 14:

(a) Ricks agrees not to engage in the following activities:

(i) on Ricks’ own or another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant, or otherwise, except with prior written approval by the Company, directly or indirectly, employ, offer employment to, or otherwise solicit for employment any employee or other person who had been employed by the Company at any time during the last year of Ricks’ employment with the Company or during the Restricted Period, as defined in Section 14; or

(ii) directly or indirectly take action, including making disparaging comments about the Company or any of its employees, which is detrimental to the Company’s goodwill, name, business relations, prospects, or operations. This provision is not intended to limit Ricks’ rights and obligations to provide truthful, factual testimony in judicial or regulatory proceedings or to governmental officials in connection with a governmental agency investigation.

(b) The Company, likewise, agrees not to make disparaging comments about Ricks which are detrimental to her. This provision is not intended to limit the Company’s rights and obligations to provide truthful, factual testimony in judicial or regulatory proceedings or to governmental officials in connection with a governmental agency investigation.

13. NON-COMPETITION. During the Restricted Period, as defined in Section 14, Ricks will not engage in the following activities unless previously agreed to by the Company in writing:

(a) on her own or another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant, or otherwise, within the geographical areas set forth below, solicit or do business which is the same, similar to, or otherwise in competition with the in ovo delivery business engaged in by the Company from or with persons or entities who are customers of the Company, who were customers of the Company at any time during the last year of her employment with the Company or to whom the Company had made proposals for such business at any time during the last year of her employment with the Company; or

(b) within the geographical area set forth below, be employed (or otherwise engaged) in any capacity connected with competitive business activities by any person or entity that engages in the same, similar, or otherwise competitive business as the Company’s in ovo delivery business.

The restrictions set for this Section 13 apply to the following geographical areas:

(i) any city, metropolitan area, county (and similar political subdivision in foreign countries) in which the Company is located or does business, or during Ricks’ employment, did business, or in which Ricks performed substantial services or had substantial responsibility while employed by the Company; and

(ii) a 60-mile radius of any Company location where Ricks maintained an office during her employment with the Company.

14. RESTRICTED PERIOD. For purposes of this Agreement, “Restricted Period” shall mean the following period commencing on the Resignation Date:

(a) twenty-four (24) months: or

(b) if a court of competent jurisdiction should find twenty-four (24) months to be unreasonable, then eighteen (18) months; or

(c) if a court of competent jurisdiction should find eighteen (18) months to be unreasonable, then twelve (12) months; or

(d) if a court of competent jurisdiction should find twelve (12) months to be unreasonable, then six (6) months.

The alternatives provided in this Section 14 reflect the desire of the parties to retain this Section 14 even if a court should determine the twenty-four (24) month period to be unenforceable, and are not meant to imply that either or both of the parties believe that the Restricted Period as set forth in Section 14(a) is unreasonable or unenforceable.

Notwithstanding the foregoing, Employee’s ownership, directly or indirectly, of not more than five percent (5%) of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 14.

15. BREACH; WAIVER OF BREACH. Ricks acknowledges and agrees that her failure to abide by the obligations set forth in Sections 10, 12, and 13 would constitute a material breach of this Agreement. Ricks’ or Embrex’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

16. ENTIRE AGREEMENT. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties.

17. SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in the Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in the Agreement.

18. GOVERNING LAW. This Agreement will be governed by North Carolina law.

19. PARTIES BOUND. The Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives.

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IN WITNESS WHEREOF, WE HAVE SIGNED THIS AGREEMENT ON THE DAY AND YEAR WRITTEN BELOW.

/s/ Catherine A. Ricks
Catherine A. Ricks

March 23, 2006
Date

EMBREX, INC.

By:	/s/ Randall L. Marcuson
Its:	President & Chief Executive Officer